Exhibit 99.1

agilon health Reports First Quarter 2025 Results
Total revenues of $1.53 billion in the first quarter 2025
Medicare Advantage membership of 491,000, and total members on the agilon platform of 605,000 as of March 31, 2025
Care patterns in annual wellness and PCP visits consistent with agilon health’s expectations agilon health reaffirms its full year 2025 earnings guidance
Westerville, O.H., May 6, 2025 – agilon health, inc. (NYSE: AGL), the trusted partner empowering physicians to transform health care in our communities, today announced results for the first quarter ended March 31, 2025.
“I’m encouraged by our first quarter results and the progress we are making on key initiatives to drive improved operating performance. With our differentiated Total Care Model, our partnerships remain focused on the entire health of their patients, continuing to deliver significant quality outcomes, and cost-effective care to senior patients,” said Steven Sell, CEO, agilon health. “We remain focused on our strategic long-term growth priorities supported by investments in technology and clinical programs to drive increased value for our partners, members, and shareholders.”
First Quarter 2025 Results:
•Total members on the agilon platform decreased to 605,000 as of March 31, 2025, including 491,000 Medicare Advantage members and 114,000 ACO REACH model beneficiaries. Year-over-year changes to membership reflect previously disclosed market exits.
•Total revenue of $1.53 billion in the first quarter 2025 decreased 4% compared to $1.60 billion in the first quarter 2024. Revenue reflects membership growth in new markets and same geography growth more than offset by the impact from market exits.
•Gross profit of $51 million in the first quarter 2025 compared to $75 million in the first quarter 2024. Net income of $12 million in the first quarter 2025 compared to net loss of $6 million in the first quarter 2024.
•Medical margin of $128 million during the first quarter 2025, compared to $157 million in the first quarter 2024. Medical Margin for the first quarter 2025 included a negative $22 million net impact from prior year claims including $7 million from exited markets. The first quarter 2024 included a negative $9 million net impact from prior year claims.
•Adjusted EBITDA of $21 million in the first quarter 2025 compared to $29 million in the first quarter 2024.

Key Financial and Operating Metrics ($M):
(First Quarter 2025 vs. 2024)

	Three Months Ended March 31,		Change
	2025	2024	% YoY
Medicare Advantage Members[1]	491,000	523,000	(6%)
ACO Model Members[1,2]	114,000	131,000	(13%)
Total Members Live on Platform[1,2]	605,000	654,000	(7%)
Avg. Medicare Advantage Members	490,000	518,000	(6%)
Total Revenues	$1,533	$1,604	(4%)
Gross Profit	$51	$75	(32%)
Medical Margin	$128	$157	(19%)
Net Income (Loss)	$12	($6)	NM
Adjusted EBITDA[3]	$21	$29	(29%)
Geography Entry Costs	$5	$11	(55%)
1.Membership metrics reflect end of period results.
2.agilon’s ACO model entities are not included within its consolidated financial results.
3.agilon’s ACO model entities contributed $20 million and $10 million to Adjusted EBITDA during the first quarter 2025 and first quarter 2024, respectively.
Capital Position and Balance Sheet:
agilon health’s balance sheet as of March 31, 2025 included cash, cash equivalents and marketable securities of $369 million and total debt of $35 million. At the end of the quarter, agilon health had $25 million of cash associated with the Company’s unconsolidated ACO model entities.
Second Quarter and Fiscal Year 2025 Guidance and Assumptions
Guidance ($M):

	Quarter Ended June 30, 2025		Year Ended December 31, 2025
	Low	High	Low	High
Medicare Advantage Members[1]	485,000	515,000	490,000	520,000
ACO Model Members[1,2]	105,000	115,000	105,000	115,000
Total Members Live on Platform[1]	590,000	630,000	595,000	635,000
Avg. Medicare Advantage Members	494,000	532,000	490,000	515,000
Total Revenues	$1,435	$1,505	$5,850	$6,025
Medical Margin	$50	$70	$275	$325
Adjusted EBITDA[3]	($35)	($20)	($95)	($55)
Geography Entry Costs[4]	$11	$10	$40	$35
1.Membership reflects management’s outlook for end of period.
2.agilon’s partnered ACO model entities are not consolidated within its financial results.
3.Adjusted EBITDA contribution from ACO model is expected to be approximately $35-$40 million for fiscal year 2025.
4.Geography Entry Costs represent the corresponding expense included in the low-end and high-end of management’s outlook for Adjusted EBITDA.

Underlying Assumptions:
•Class of 2025 of 20,000 members, majority recognized as a care coordination fee with a glidepath approach to full risk.
•Market partnership and payor contract exits of approximately 54,000 members.
•Benefits of clinical and operating programs including improved physician onboarding, quality performance, and clinical expense management.
•Elevated medical cost trend experienced in 2024 will continue in 2025 with an estimated gross cost trend of 6.3% and 5.3% net for year 2+ markets. The 1% difference is due to the effect of payor bids. This compares to a 2024 cost trend of 7.1% observed in 2024.1
•Part D exposure reduced to less than 30% of membership, partially offsetting Inflation Reduction Act impact.
•G&A including network support costs expected to remain essentially flat year-over-year.2
•Geographic entry costs of $35-40 million reflect the company’s measured growth strategy to better align growth and performance in the current rate and elevated cost environment.
Footnotes to assumptions –
1.Medical cost trend includes the impact of the company’s clinical programs and excludes the impact from non-medical costs (e.g., supplemental benefits), which is expected to drive less impact to cost trend in 2025 compared to 2024.
2.Inclusive of additional investments in technology and new clinical programs.
The Company has not reconciled guidance for medical margin to gross profit or adjusted EBITDA to net income (loss), the most comparable GAAP measures, and has not provided forward-looking guidance for net income (loss) in each case because of the uncertainty around certain items that may impact gross profit or net income (loss), including non-cash stock-based compensation.
Webcast and Conference Call:
agilon health will host a conference call to discuss first quarter 2025 results on Tuesday, May 6, 2025, at 4:30 PM Eastern Time. The conference call can be accessed by dialing (833) 470-1428 for U.S. participants and +1 (404) 975-4839 for international participants and referencing participant code 095319. A simultaneous listen-only, live webcast can be accessed by visiting the “Events & Presentations” section of agilon’s Investor Relations website at https://investors.agilonhealth.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call.
About agilon health
agilon health is the trusted partner empowering physicians to transform health care in our communities. Through our partnerships and purpose-built platform, agilon is accelerating at scale how physician groups and health systems transition to a value-based Total Care Model for their senior patients. agilon provides the technology, people, capital, process, and access to a peer network of 2,200+ primary care physicians (PCPs) that allow its physician partners to maintain their independence and focus on the total health of their most vulnerable patients. Together, agilon and its physician partners are creating the healthcare system we need – one built on the value of care, not the volume of fees. The result: healthier communities and empowered doctors. agilon is the trusted partner in 30 diverse communities and is here to help more of our nation's leading physician groups and health systems have a sustained, thriving future. For more information visit www.agilonhealth.com and connect with us on LinkedIn.
Forward-Looking Statements
Statements in this release that are not historical factual statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. Forward-looking statements include, among other things, statements regarding our and our officers’ intent, belief or expectation as identified by the use of words such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or the negative versions of these words or other comparable terms. Examples of forward-looking statements include, among other things: statements regarding our expectations related to operating and financial results, our ability to efficiently exit unprofitable markets, our expectations regarding the Medicare Advantage environment, and our long-term opportunities and strategic growth plans and alignment with the macro environment, expected revenue, medical costs, net income and gross profit, total and average membership, Adjusted EBITDA, Medical Margin, geography entry costs and other financial projections and assumptions, including our fiscal year and second quarter 2025 guidance. Forward-looking statements reflect our current expectations and views about future events and are subject to risks and uncertainties that could significantly affect our future financial condition and results of operations. While forward-looking statements reflect our good faith belief and assumptions we believe to be reasonable based upon current information, we can give no assurance that our expectations or forecasts will be attained. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be outside our control. These risks and uncertainties that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, but are not limited to: our history of net losses and the expectation that our expenses will increase in the future; failure to identify and develop successful new geographies, physician partners and payors, or execute upon our growth initiatives; success in executing our operating strategies or achieving results consistent with our historical performance; medical expenses incurred on behalf of our members may exceed revenues we receive; our ability to maintain and secure contracts with Medicare Advantage payors on favorable terms, if at all; our ability to grow new physician partner relationships sufficient to recover startup costs; availability of additional capital, on acceptable terms or at all, to support our business in the future; significant reduction in our membership; transition to a Total Care Model may be challenging for physician partners; public health crises, such as pandemics or epidemics, could adversely affect us; inaccuracy in estimates of our members’ risk adjustment factors, medical services expense, incurred but not reported claims, and earnings pursuant to payor contracts; the impact of restrictive clauses or exclusivity provisions in some of our contracts with physician partners; our ability to hire and retain qualified personnel; our ability to realize the full value of our intangible assets; security breaches, cybersecurity attacks, loss of data and other disruptions to our information systems; our ability to protect the confidentiality of our know-how and other proprietary and internally developed information; reliance on our subsidiaries; reliance on a limited number of key payors; our use of artificial intelligence; the limited terms of contracts with our payors and our ability to renew them upon expiration; our ability to navigate the changing healthcare payor market reliance on our payors, physician partners and other providers to operate our business; our ability to obtain accurate and complete diagnosis data; reliance on third-party software, data, infrastructure and bandwidth; consolidation and competition in the healthcare industry; the impact of changes to, and dependence on, federal government healthcare programs; uncertain or adverse economic and macroeconomic conditions, including a downturn or decrease in government expenditures; regulation of the healthcare industry and our and our physician partners’ ability to comply with such laws and regulations; federal and state investigations, audits and enforcement actions; repayment obligations arising out of payor audits; negative publicity regarding the managed healthcare industry generally; our use, disclosure and processing of personally identifiable information, protected health information, and de-identified data; failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization; current and potential securities class action litigation; lawsuits not covered by insurance; changes in tax laws and regulations, or changes in related judgments or assumptions; our indebtedness and our potential to incur more debt; dependence on our subsidiaries for cash to fund all of our operations and expenses; provisions in our governing documents; ability to achieve a return on your investment depends on appreciation in the price of our common stock; sustainability issues; and risks related to other factors discussed in our filings with the Securities and Exchange Commission (the “SEC”), including the factors discussed under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which can be found at the SEC’s website at www.sec.gov. Except as required by law, we do not undertake, and hereby disclaim, any obligation to update any forward-looking statements, which speak only as of the date on which they are made.

agilon health, inc.
Condensed Consolidated Balance Sheets
In thousands, except per share data

	March 31, 2025	December 31, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$136,941	$188,231
Restricted cash and equivalents	1,682	5,629
Marketable securities	230,143	211,737
Receivables, net	1,239,603	1,017,040
Prepaid expenses and other current assets, net	42,353	35,137
Total current assets	1,650,722	1,457,774
Property and equipment, net	28,088	28,169
Intangible assets, net	68,187	72,771
Goodwill	24,133	24,133
Other assets	161,731	151,136
Total assets	$1,932,861	$1,733,983
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Medical claims and related payables	$1,113,084	$931,664
Accounts payable and accrued expenses	226,693	220,342
Current debt	34,924	—
Total current liabilities	1,374,701	1,152,006
Long-term debt	—	34,904
Other liabilities	57,906	76,121
Total liabilities	1,432,607	1,263,031

Commitments and contingencies

Stockholders' equity (deficit):
Common stock, $0.01 par value: 2,000,000 shares authorized; 413,023 and 412,194 shares issued and outstanding, respectively	4,130	4,122
Additional paid-in capital	2,070,446	2,053,895
Accumulated deficit	(1,574,865)	(1,586,977)
Accumulated other comprehensive income (loss)	543	(88)
Total stockholders’ equity (deficit)	500,254	470,952
Total liabilities and stockholders’ equity (deficit)	$1,932,861	$1,733,983

agilon health, inc.
Condensed Consolidated Statements of Operations
In thousands, except per share data
(unaudited)

	Three Months Ended March 31,
	2025	2024

Revenues:
Medical services revenue	$1,529,879	$1,601,195
Other operating revenue	2,903	3,159
Total revenues	1,532,782	1,604,354
Expenses:
Medical services expense	1,401,867	1,443,842
Other medical expenses	80,193	85,424
General and administrative	65,956	76,422
Depreciation and amortization	6,876	5,844
Total expenses	1,554,892	1,611,532
Income (loss) from operations	(22,110)	(7,178)
Other income (expense):
Income (loss) from equity method investments	12,672	5,684
Other income (expense), net	9,261	5,892
Interest expense	(1,515)	(1,284)
Income (loss) before income taxes	(1,692)	3,114
Income tax benefit (expense)	(196)	133
Income (loss) from continuing operations	(1,888)	3,247
Discontinued operations:
Income (loss) before gain (loss) on sales	—	(518)
Adjustments on sale of assets, net	14,000	(8,763)
Total discontinued operations	14,000	(9,281)
Net income (loss)	12,112	(6,034)
Noncontrolling interests’ share in (earnings) loss	—	(30)
Net income (loss) attributable to common shares	$12,112	$(6,064)

Net income (loss) per common share, basic and diluted
Continuing operations	$—	$0.01
Discontinued operations	$0.03	$(0.02)

Weighted average shares outstanding – basic and diluted	412,936	408,938

agilon health, inc.
Condensed Consolidated Statements of Cash Flows
In thousands
(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$12,112	$(6,034)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	6,876	5,844
Stock-based compensation expense	16,720	16,909
Loss (income) from equity method investments	(12,672)	(5,684)
Adjustments on sale of assets, net	(14,000)	4,996
Other noncash items	(2,229)	(472)
Changes in operating assets and liabilities:	(38,794)	(63,335)
Net cash provided by (used in) operating activities	(31,987)	(47,776)
Cash flows from investing activities:
Purchase of property and equipment	(3,849)	(3,139)
Purchase of intangible assets	(7,034)	(11,438)
Investment in loans receivable and other	—	(8,508)
Investments in marketable securities	(47,517)	—
Proceeds from maturities of marketable securities and other	35,311	74,523
Net cash provided by (used in) investing activities	(23,089)	51,438
Cash flows from financing activities:
Proceeds from equity issuances, net	(161)	1,809
Repayments of long-term debt	—	(1,250)
Net cash provided by (used in) financing activities	(161)	559
Net increase (decrease) in cash, cash equivalents and restricted cash and equivalents	(55,237)	4,221
Cash, cash equivalents and restricted cash and equivalents, beginning of period	193,860	114,329
Cash, cash equivalents and restricted cash and equivalents, end of period	$138,623	$118,550

agilon health, inc.
Key Operating Metrics
In thousands
(unaudited)
GROSS PROFIT

	Three Months Ended March 31,
	2025	2024
Total revenues	$1,532,782	$1,604,354
Medical services expense	(1,401,867)	(1,443,842)
Other medical expenses(1)	(80,193)	(85,424)
Gross profit	$50,722	$75,088
______________________________________________________________
(1)Represents physician compensation expense related to surplus sharing and other care management expenses that help to create medical cost efficiency. Includes costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2025 and 2024, costs incurred in implementing geographies were $(1.2) million and $0.6 million, respectively.

GENERAL AND ADMINISTRATIVE COSTS, INCLUDING PLATFORM SUPPORT COSTS

	Three Months Ended March 31,
	2025	2024
Platform support costs	$44,238	$45,712
Geography entry costs(1)	6,562	10,459
Severance and related costs	525	2,415
Stock-based compensation expense	16,720	16,909
Other(2)	(2,089)	927
General and administrative	$65,956	$76,422
______________________________________________________________
(1)Represents direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets.
(2)Includes transaction-related costs.
Our platform support costs, which include regionally-based support personnel and other operating costs to support our geographies, are expected to decrease over time as a percentage of revenue as our physician partners add members and our revenue grows. Our operating expenses at the enterprise level include resources and technology to support payor contracting, clinical program development, quality, data management, finance, and legal and compliance functions.

agilon health, inc.
Non-GAAP Financial Measures
In thousands
(unaudited)
MEDICAL MARGIN

	Three Months Ended March 31,
	2025	2024
Gross profit(1)	$50,722	$75,088
Other operating revenue	(2,903)	(3,159)
Other medical expenses	80,193	85,424
Medical margin	$128,012	$157,353
______________________________________________________________
(1)Gross profit is defined as total revenues less medical services expense and other medical expenses.
ADJUSTED EBITDA

	Three Months Ended March 31,
	2025	2024
Net income (loss)(1)	$12,112	$(6,034)
(Income) loss from discontinued operations, net of income taxes	(14,000)	9,281
Interest expense	1,515	1,284
Income tax expense (benefit)	196	(133)
Depreciation and amortization	6,876	5,844
Severance and related costs	525	2,415
Stock-based compensation expense	16,720	16,909
EBITDA adjustments related to equity method investments(2)	6,843	3,902
Other(3)	(10,220)	(4,414)
Adjusted EBITDA	$20,567	$29,054
______________________________________________________________
(1)Includes direct geography entry costs, including investments to develop and expand our platform and costs in geographies that are in implementation and are not yet generating revenue and investments to grow existing markets. For the three months ended March 31, 2025 and 2024, (i) $(1.2) million and $0.6 million, respectively, are included in other medical expenses and (ii) $6.6 million and $10.5 million, respectively, are included in general and administrative expenses.
(2)Includes elimination of certain administrative services provided by agilon health, inc. to equity method investments.
(3)Includes interest income, transaction-related costs and elimination of certain administrative services provided by agilon health, inc. to equity method investments.

agilon health, inc.
Supplemental Financial Information
In thousands
(unaudited)

	Three Months Ended March 31, 2025
	Medicare Advantage (Consolidated)	CMS ACO Models (Unconsolidated)
Medical services revenue	$1,529,879	$413,465
Other operating revenue	2,903	—
Total revenues	1,532,782	413,465
Medical services expense	(1,401,867)	(351,853)
Other medical expenses	(80,193)	(36,242)
Gross profit	50,722	25,370
Other operating revenue	(2,903)	—
Other medical expenses	80,193	36,242
Medical margin	$128,012	$61,612

Certain of our operations are not consolidated for the period presented because we do not have the ability to control certain activities due to another party’s control of the entities’ board of directors. Although revenues of the unconsolidated operations are not recorded as revenues by us, income (loss) from equity method investments is nonetheless a significant portion of our overall earnings. See Note 14 to the Condensed Consolidated Financial Statements in the Quarterly Report on Form 10-Q for the period ending March 31, 2025 for additional discussion on our equity method investments.

In addition to providing results that are determined in accordance with GAAP, we present Medical Margin and Adjusted EBITDA, which are non-GAAP financial measures.
We define Medical Margin as medical services revenue after medical services expense is deducted. Medical services expense represents costs incurred for medical services provided to our members. As our platform matures over time, we expect Medical Margin to increase in absolute dollars. However, Medical Margin per member per month (PMPM) may vary as the percentage of new members brought onto our platform fluctuates. New membership added to the platform is typically dilutive to Medical Margin PMPM. We believe this metric provides insight into the economics of our capitation arrangements as it includes all medical services expense directly associated with our members’ care.
We define Adjusted EBITDA as net income (loss) adjusted to exclude: (i) income (loss) from discontinued operations, net of income taxes, (ii) interest expense, (iii) income tax expense (benefit), (iv) depreciation and amortization, (v) stock-based compensation expense, (vi) severance and related costs, and (vii) certain other items that are not considered by us in the evaluation of ongoing operating performance. We reflect our share of Adjusted EBITDA for equity method investments by applying our actual ownership percentage for the period to the applicable reconciling items on an entity-by-entity basis.
Gross profit is the most directly comparable GAAP measure to Medical Margin. Net income (loss) is the most directly comparable GAAP measure to Adjusted EBITDA.
We believe Medical Margin and Adjusted EBITDA help identify underlying trends in our business and facilitate evaluation of period-to-period operating performance of our operations by eliminating items that are variable in nature and not considered by us in the evaluation of ongoing operating performance, allowing comparison of our recurring core business operating results over multiple periods. We also believe Medical Margin and Adjusted EBITDA provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to key metrics we use for financial and operational decision-making. We believe Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures are widely used by investors, securities analysts, ratings agencies, and other parties in evaluating companies in our industry as a measure of financial performance. Other companies may calculate Medical Margin and Adjusted EBITDA or similarly titled non-GAAP measures differently from the way we calculate these metrics. As a result, our presentation of Medical Margin and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, limiting their usefulness as comparative measures.

Contacts
Investor Contacts
Evan Smith, CFA
SVP Investor Relations
evan.smith@agilonhealth.com

Leland Thomas
investors@agilonhealth.com
Media Contacts
Stephanie Law
Senior Director, Communications

Maureen Merkle
Communications
media@agilonhealth.com